SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CONSTELLA GROUP, LLC

This Second Amended and Restated Operating Agreement (the “Agreement”) of Constella Group, LLC, a North Carolina limited liability company (the “Company”), is made effective as of October 18, 2007 (the “Effective Date”) by Systems Research and Applications Corporation, a Virginia corporation (“SRAC' or the “Member”), its sole Member.

RECITALS:

A.           Constella Group, LLC was formed on December 29, 2004 under the name New Constella Group, LLC under the North Carolina Limited Liability Company Act, Chapter 57C-1-01, et seq. (the “Act”), by virtue of Articles of Organization filed with the North Carolina Secretary of State (“NCSOS”'). An Operating Agreement dated as of December 31, 2004 (the “Original Agreement”) was entered into by the members identified on Schedule A to the Original Agreement.

B.           New Constella Group, LLC changed its name to Constella Group, LLC by virtue of that certain Amendment of Articles of Organization filed pursuant to the Act with the NCSOS on January 19, 2005.

C.          The Original Agreement was amended and restated in its entirety by that certain Amended and Restated Operating Agreement dated January 13, 2005 and subsequently amended by (i) that certain First Amendment to the Amended and Restated Operating Agreement dated September 28, 2005, (ii) that certain Amendment to Amended and Restated Operating Agreement dated September 1, 2006 (iii) that certain Amendment to Amended and Restated Operating Agreement dated November 30, 2006 and (iv) that certain Amendment to and Waiver Under Amended and Restated Operating Agreement dated June 19, 2007 (the “First Amended Agreement”).

D.           Pursuant to that certain Equity Purchase Agreement dated June 20, 2007 (the “EPA”) by and among SRA International, Inc., a Delaware corporation, SRAC, the Company, those Persons listed on Schedule 1 to the EPA (each a “Seller” and collectively, “Sellers”), Mr. Donald A. Holzworth, who controls one of the Sellers, as a representative of all of the Sellers, Mr. Donald A. Holzworth, individually, Donald A. Holzworth Irrevocable Trust dated December 31, 1999 between Donald A. Holzworth as grantor and Richard L. Elmendorf as trustee, Charles G. Lineberry and Cathy Frieden Lineberry, the Sellers sold all of their respective units and percentage interests in the Company to SRAC.

E.          SRAC now desires to amend and restate the First Amended Agreement in its entirety to set forth the terms and conditions by which the Company shall be governed.

NOW, THEREFORE, SRAC declares that the operating agreement of the Company shall be as follows:

1.          Name.

(a)      The name of the Company is Constella Group, LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Managers in order to comply with local law.

(b)      As of the Effective Date, SRAC hereby agrees to amend and restate the Company's First Amended Agreement in its entirety in conformance with the provisions of the Act and agrees that the rights and liabilities of the Member shall be as provided in the Act, except as provided herein.

2.          Purpose. The Company is organized to transact all lawful activities and business that may be conducted by a limited liability company under the laws of the State of North Carolina.

3.          Registered Office; Registered Agent. The address of the registered office of the Company in the State of North Carolina shall be determined by the Managers and placed of record with the NCSOS. The name and address of the registered agent of the Company for service of process on the Company in the State of North Carolina shall be determined by the Managers and placed of record with the NCSOS. The address of the registered office and the registered agent shall be located within the State of North Carolina.

4.          Principal Office. The principal office address of the Company shall 2605 Meridian Parkway Durham, NC 27713, or such other place as the Member may determine from time to time.

5.          Member. The name, mailing address and percent of ownership interest in the Company of the Member (the “Member Schedule”) are as set forth in Annex A hereto, as such Annex A may be amended from time to time. The Member is hereby confirmed as a member of the Company and agrees to be bound by the terms of this Agreement.

6.          Powers. Except as otherwise provided in this Agreement, the Managers shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein. Any amendments and/or restatements thereof and any other applications or certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business, as well as such other agreements and instruments in connection with matters and transactions otherwise approved by the Company with respect to the conduct of its business, shall be approved and executed by the Managers.

7.         Management.

(a)          In accordance with the Act, the responsibility and control of the management and conduct of the Company's day-to-day activities and operations shall be vested in the Managers and such officers as the Managers may appoint in their sole discretion. To the extent permitted by law, the Managers shall be authorized to act on behalf of and to bind the Company, including the completion, execution and delivery of any and all agreements, deeds, instruments, receipts, certificates and other documents, and to take all such other action as they may consider necessary or advisable in connection with the management of the Company, including the delegation of their authority to the officers of the Company.

(b)          The Managers agree that all determinations, decisions and actions made or taken in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Managers and their respective successors, assigns and personal representatives.

(c)          The Managers may appoint such officers, from time to time, as the Managers deem necessary and advisable as set forth in Section 8.

(d)          The Managers may (but need not) adopt procedures relating to meetings of the Managers and to the taking of actions and may exercise its authority hereunder by resolution. A written resolution or consent of the Managers shall be conclusive evidence of the act of the Managers set forth therein.

(e)          Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managers as herein set forth.

(f)          The following individuals are hereby appointed as the Managers of the Company, each to serve in such office until his or her successor(s) shall have been duly elected and qualified or until his or her earlier death, resignation or removal:

                          Stanton D. Sloane

                          Stephen C. Hughes

                          Ernst Volgenau

8.         Officers.

(a)      The officers of the Company shall consist of a President and Chief Executive Officer, a Chief Financial Officer/Treasurer and a Secretary. The Managers may elect such other officers as the Managers deem necessary, which may consist of one (1) or more Vice Presidents, one (1) or more Assistant Treasurers and one (1) or more Assistant Secretaries. The Managers may also appoint such other officers as the Managers may determine necessary or appropriate. Any person may hold two (2) or more offices, except President and Vice President. The term of each officer shall expire upon the earlier resignation, removal or death of such officer. The Managers have initially appointed the following individuals to the offices indicated below, each to serve in such office until his or her successor(s) shall have been duly elected and qualified or until his or her earlier death, resignation or removal:

Stanton D. Sloane	President and Chief Executive Officer
Stephen C. Hughes	Chief Financial Officer/Treasurer and Secretary
Melissa A. Burgum	Assistant Treasurer and Assistant Secretary

(b)          President and Chief Executive Officer. The President and Chief Executive Officer shall be the principal operating officer of the Company and, subject to the control of the Managers shall, in general, supervise and control all the business and affairs of the Company. The President and Chief Executive Officer shall, when present, preside at all meetings of the Managers. The President and Chief Executive Officer may sign, with the Secretary or any other proper officer of the Company thereunto authorized by the Managers, any deeds, mortgages, bonds, contracts or other instruments which the Managers have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Managers or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed; and, in general, shall perform all duties incident to the office of President and Chief Executive Officer and such other duties as may be prescribed by the Managers from time to time.

(c)          Chief Financial Officer/Treasurer; Assistant Treasurer(s). The Chief Financial Officer/Treasurer shall have the custody of the Company's funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company in those depositories designated by the Managers. The Chief Financial Officer/Treasurer shall disburse the funds of the Company as may be ordered by the Managers, taking proper vouchers for the disbursements, and shall render to the President and Chief Executive Officer and the Managers, at any meeting of the Managers or whenever they may require it, an account of all transactions as Chief Financial Officer/Treasurer and of the financial condition of the Company. If required by the Managers, the Chief Financial Officer/Treasurer shall give the Company a bond in an amount and with a surety or sureties which are satisfactory to the Managers for the faithful performance of the duties of the Chief Financial Officer's/Treasurer's office and for the restoration to the Company, in case of the Chief Financial Officer's/Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, monies and other property of whatever kind in the Chief Financial Officer's/Treasurer's possession or control belonging to the Company. In the absence or disability of the Chief Financial Officer/Treasurer, the President and Chief Executive Officer or the Managers may direct any Assistant Treasurer to assume the duties of the Chief Financial Officer/Treasurer. Each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the President and Chief Executive Officer or !he Managers shall designate from time to time.

(d)          Vice President(s). The Vice President (or in the event there shall be more than one (1) Vice President, in the order designated at the time of their appointment; or in the absence of any designation, then in the order of their appointment), if any, shall perform, in addition to any other duties as may be assigned to him from time to time by the President and Chief Executive Officer or the Managers, the duties of the President and Chief Executive Officer in the event of the disability or death of the President and Chief Executive Officer, and, when so acting, shall have all of the powers of, and be subject to, the restrictions upon the President and Chief Executive Officer. The Managers may also designate one (1) or more Vice Presidents as Executive or Senior Vice President or as Vice President for particular areas of responsibility.

(e)          Secretary; Assistant Secretar(y)(ies). The Secretary shall keep the record of the actions of the Member and the Managers, authenticate the records of the Company and give and serve all notices of the Company. The Secretary shall have charge of such books and papers as the Managers may direct, and shall perform all of the duties incidental to this office. The Assistant Secretaries, in general, shall perform the duties assigned to them by the Secretary, or as may be assigned to them from time to time by the President and Chief Executive Officer or the Managers.

(f)           Resignation of Officers. An officer may resign at any time by delivering notice to the Managers. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. Upon the resignation of an officer, the Managers may appoint a successor to such office(s).

(g)          Removal of Officers. The Managers may remove any officer at any time, with or without cause, by giving a written notice of removal to such officer. Upon the removal of an officer, the Managers may appoint a successor to such office(s).

(h)          Disability of Officers. In the absence or disability of an officer, or for any other reason deemed sufficient by the Managers, the Managers may delegate the powers or duties of such officer to any other individual for the time being.

9.         Capital Contributions. The Member previously made a contribution to the capital of the Company.

10.       Additional Contributions.

(a)      The Member shall make such additional capital contributions to the Company as the Member, in its discretion, may deem necessary or advisable in connection with the business of the Company.

(b)      The provisions of Section 9 and this Section 10 are intended solely to benefit the Member of the Company and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company other than the Member (and no such creditor of the Company other than the Member shall be a third party beneficiary of this Agreement), and the Member of the Company shall not have a duty or obligation to any creditor of the Company (other than to the Member of the Company) to make any contribution to the Company and no Member of the Company shall have any duty or obligation to any creditor of the Company (other than to the Member of the Company) to issue any call for capital pursuant to this Section 10.

11.        Allocation of Profits and Losses. The Company's income, profits, gains, losses, deductions and credits for tax and accounting purposes shall be determined by the Company in accordance with generally accepted accounting principles. Such income, profits, gains, losses, deductions and credits shall be allocated to the Member.

12.       Distributions. Unless otherwise prohibited by law, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

13.       Fiscal Year; Tax Matters.

(a)          For so long as the Company shall be classified as a subsidiary of the Member, the fiscal year of the Company for accounting and tax purposes shall be the same fiscal year as the Member, except for any short taxable year(s) as may be otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”).

(b)          Proper and complete records and books of account of the business of the Company, including the Member Schedule, shall be maintained at the Company's principal place of business. The Member acknowledges and agrees that the Company shall be disregarded for Federal income tax purposes, unless otherwise changed by law or the Code. The Company's books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Company's United States Federal income tax return. The Member shall maintain the records of the Company for three (3) years following the termination of the Company.

14.       Assignments and Transfers of Interests. The Member may assign or transfer all or any portion of its interest in the Company.

15.       Admission of Additional Members. One (1) or more additional persons may be admitted to the Company as a new Member with the prior written consent of the Member.

16.       Liability of Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member and the Managers of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or a Manager. Nothing express or implied shall be construed to confer upon or to give any person except the Member and the Managers any rights or remedies under or by reason of this Agreement.

17.        Dissolution.

(a) Subject to the occurrence of an event of dissolution pursuant to Section 17(b), the Company shall have perpetual existence.

(b) The Company shall be dissolved upon the first to occur of (i) the written consent of the Member or (ii) the entry of an order of dissolution under the Act.

18.         Indemnification. To the full extent permitted by law, the Company shall (a) indemnify any person or such person's heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a Member, Manager, director, officer, employee or agent of the Company or is or was serving at the request of the Company or its Member as a member, manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) advance expenses incurred by a manager, officer or director in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of North Carolina. A Manager or officer of the Company shall have no personal liability to the Company or its Member for monetary damages for breach of fiduciary duty as a Manager or officer; provided, however, that the foregoing provision shall not eliminate the liability of a Manager or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the Manager or officer derived an improper personal benefit.

19.         Amendments. No amendment to this Agreement shall be effective unless made in a writing duly executed by the Member and the Managers and specifically referring to each provision of this Agreement being amended.

20.        Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of North Carolina, all rights and remedies being governed by said laws. The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Second Amended and Restated Operating Agreement of Constella Group, LLC as of the Effective Date first above written.

SYSTEMS RESEARCH AND
APPLICATIONS CORPORATION

By:	/s/ Stephen C. Hughes
Name:	Stephen C. Hughes
Title:	Chief Financial Officer,
Executive Vice President of Operations,
Secretary and Treasurer

ANNEX A

TO THE

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

CONSTELLA GROUP, LLC

Member Schedule

Percentage
Name and address of Member	Interest (%)

Systems Research and Applications Corporation	100%
4300 Fair Lakes Court
Fairfax, VA 22033

TOTALS:	100%